Exhibit 5.1

David G. Peinsipp

T: +1 415 693 2177

dpeinsipp@cooley.com

June 9, 2021

Lyell Immunopharma, Inc.

400 East Jamie Court, Suite 301

South San Francisco, CA 94080

Ladies and Gentlemen:

We have acted as counsel to Lyell Immunopharma, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement (No. 333-256470) on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering an underwritten public offering of up to 28,750,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001, which includes up to 3,750,000 shares that may be sold pursuant to the exercise of an option to purchase additional shares.

In connection with this opinion, we have (i) examined and relied upon (a) the Registration Statement and the Prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws, each as currently in effect, (c) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, filed as Exhibits 3.2 and 3.4 to the Registration Statement, respectively, each of which is to be in effect upon the closing of the offering contemplated by the Registration Statement and (d) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below, and (ii) assumed that (a) the Shares will be sold at a price established by the Board of Directors of the Company or a duly authorized committee thereof and (b) the Amended and Restated Certificate of Incorporation referred to in clause (i)(c) is filed with the Secretary of State of the State of Delaware before issuance of the Shares. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of officers of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued against payment therefor as described in the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

Cooley LLP    101 California Street    5th Floor    San Francisco, CA    94111-5800

t: +1 415 693 2000 f: +1 415 693 2222 cooley.com

Lyell Immunopharma, Inc.

June 9, 2021

Page Two

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ David G. Peinsipp
David G. Peinsipp

Cooley LLP    101 California Street    5th Floor    San Francisco, CA    94111-5800

t: +1 415 693 2000 f: +1 415 693 2222 cooley.com